EXHIBIT 99.1
September 11, 2006
To: Holders of the Corporation's 3% Notes due July 22, 2008
Reference is made to that certain Indenture (the “Indenture”), dated as of July 22, 2004, among Atlantic Coast Entertainment Holdings, Inc. (the “Corporation”), as issuer, ACE Gaming, LLC, as guarantor, and Wells Fargo Bank, National Association (the “Trustee”), as trustee. Capitalized terms used and not defined herein shall have the meaning given them in the Indenture.
You are hereby notified that on September 6, 2006, the Requisite Lenders delivered a Demand Payment Notice to the Corporation and the Trustee pursuant to Section 301(f) of the Indenture. Upon receipt of such Demand Payment Notice, all outstanding Notes for all purposes ceased to be (and were deemed to cease to be) outstanding and were discharged and all principal and accrued interest thereon extinguished and thereafter represented solely the right of the Holder to receive the Applicable Common Stock as provided in the Indenture.
Upon the surrender of your Notes, you will receive shares of the Applicable Common Stock at the Stated Ratio of 65.90909 shares of the Applicable Common Stock per $1,000 of principal amount of Notes. No interest will be paid.
In order to receive the Applicable Common Stock in exchange for your Notes, please surrender your original Notes, duly endorsed, to the Trustee, Wells Fargo Bank, National Association, Corporate Trust Services, attention Kim Nguyen, MAC N9303-120, 608 2nd Avenue South, Minneapolis, MN 55402, together with the completed notice enclosed herewith. Please direct any questions to Nancy Axilrod, the Corporation’s Vice President, General Counsel and Secretary, at (609) 441-4633.
By order of the Corporation,
ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.

NOTICE
TO: ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND WELLS FARGO BANK, NATIONAL ASSOCIATION
The undersigned registered owner of this Note hereby irrevocably surrenders this Note for shares of Common Stock of Atlantic Coast Entertainment Holdings, Inc., in accordance with the terms of the Indenture referred to in the Note below, and directs that the shares issuable and deliverable upon such surrender, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto.
Dated:
Fill in the registration of shares of Common Stock to be issued, if other than to and in the name of the registered holder:
(Name)
(Street Address)
(City, State and Zip Code)
Please print name and address
Social Security or Other Taxpayer Identification Number:
Name of Registered Owner of Note:
Principal Amount of Note: $
Certificate Number of Note: